UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 26, 2009 (May 26, 2009)

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Rite Aid Corporation is seeking to enter a new $400 million term loan due 2015 under its existing Senior Secured Credit Facility.  Proceeds from the new term loan will be used to refinance the $145 million Tranche 1 Term Loan due 2010 under Rite Aid's existing Credit Facility, repay and cancel a portion of the commitments outstanding under Rite Aid's existing Revolving Credit Facility, and for fees and other expenses.  The new term loan is part of a comprehensive plan to refinance Rite Aid's September 2010 debt maturities (including its accounts receivable securitization programs) through a combination of a new revolving credit facility, new term loans, the issuance of high yield notes, which may be secured on a first or second priority basis or unsecured, or the entry into a new securitization program.  As part of the entry of the new term loan, Rite Aid is seeking certain amendments to its existing Senior Secured Credit Facility in order to be able to consummate its refinancing plans.  Once Rite Aid obtains the amendments, Rite Aid would have the flexibility to pursue all or any part of its refinancing plans at any time and from time to time, subject to market and other customary conditions.  There can be no assurance that Rite Aid will consummate any or all of its refinancing plans, or the timing or terms of any such transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: May 26, 2009	By:	/s/ Marc A. Strassler
		Name:	Marc A. Strassler
		Title:	Executive Vice President,
General Counsel and Secretary